UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Qumu Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, Minnesota 55403
(612) 638-9100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 9, 2019

TO THE SHAREHOLDERS OF
QUMU CORPORATION:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Qumu Corporation, a Minnesota corporation, will be held on Thursday, May 9, 2019, at 10:30 a.m. (Minneapolis, Minnesota time) for the following purposes:

1.	To elect six (6) directors to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified;

2.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers; and

3.	To ratify and approve the appointment of RSM US LLP as the independent registered public accounting firm for Qumu Corporation for the year ending December 31, 2019.
THE 2019 ANNUAL MEETING OF SHAREHOLDERS WILL BE A VIRTUAL MEETING OF SHAREHOLDERS.
You may attend the online meeting and vote your shares electronically during the meeting via the internet by visiting: www.virtualshareholdermeeting.com/QUMU2019. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.
Only holders of record of Qumu Corporation’s common stock at the close of business on March 21, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
Whether or not you plan to attend the online meeting, please vote by proxy over the internet or by mailing the enclosed proxy card as soon as possible.

By Order of the Board of Directors,

Vern Hanzlik
President and Chief Executive Officer
April 9, 2019

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES IN ONE OF THE WAYS DESCRIBED IN THE PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 9, 2019

We are making our proxy materials available electronically via the internet. You may access the following proxy materials at www.qumu.com by following the link under “About” for “Investor Relations” and then “Annual Meeting Materials”:

—	Notice of 2019 Annual Meeting of Shareholders to be held on Thursday, May 9, 2019;

—	Proxy Statement for 2019 Annual Meeting of Shareholders to be held on Thursday, May 9, 2019; and

—	Annual Report on Form 10-K for the year ended December 31, 2018.
These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

i

ii

Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, Minnesota 55403
(612) 638-9100

PROXY STATEMENT

Solicitation of Proxies
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Qumu Corporation (“we” or “Qumu”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 9, 2019, at 10:30 a.m. (Minneapolis, Minnesota time) at any postponements or adjournments thereof (the “Annual Meeting”). The mailing of this proxy statement to our shareholders commenced on or about April 9, 2019.
Cost and Method of Solicitation
This solicitation of proxies to be voted at the Annual Meeting is being made by our Board. The cost of this solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.
Voting
The total number of shares outstanding and entitled to vote at the Annual Meeting as of March 21, 2019 consisted of 9,765,392 shares of common stock, $0.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on March 21, 2019 will be entitled to vote at the Annual Meeting.
The 2019 Annual Meeting of Shareholders will be a virtual meeting of shareholders.
All shareholders are cordially invited to attend the Annual Meeting by logging in to the internet address below. Even if you currently plan to attend the online Annual Meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later do not attend the online Annual Meeting. If you are a shareholder of record and you have given your proxy, you may still vote electronically if you attend the online Annual Meeting.

The internet address to attend and vote at the Annual Meeting is www.virtualshareholdermeeting.com/QUMU2019.
You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote electronically at the Annual Meeting, you must obtain a signed proxy from the broker, bank or other nominee giving you the right to vote such shares during the Annual Meeting.
Differences Between Shareholder of Record and Beneficial Owners
You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with Equinity Trust Company, our transfer agent, (formerly known as Wells Fargo Shareowner Services).
You are a beneficial owner if at the close of business on the record date your shares were held by a bank, brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to only one of the proposals being presented to shareholders at the Annual Meeting.
Record holders should review the additional information below under “Casting Your Vote as a Record Holder.”
Street name holders should review the additional information below under “Casting Your Vote as a Street Name Holder.”
Quorum and Voting Requirements
A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present before action may be taken at the Annual Meeting. A shareholder is counted as present at the Annual Meeting if the shareholder attends the online Annual Meeting and votes at the Annual Meeting or the shareholder has properly submitted a proxy by mail or internet.
Proposal 1 relates to the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing six (6) directors, the six (6) nominees receiving the highest number of votes will be elected. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.
The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2.
The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 3: Ratification of Independent Registered Pubic Accounting Firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 3.
Abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you abstain from voting on Proposals 2 or 3, it has the same effect as a vote against that proposal. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present and entitled to vote (Proposals 2 and 3).
So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.
Casting Your Vote as a Record Holder
If you are the shareholder of record and you do not vote proxy card, via the internet or electronically at the Annual Meeting, your shares will not be voted at the Annual Meeting. If you are a record holder and you vote your shares, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy without voting instructions, your shares will be voted “FOR” each director nominee identified in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.

Casting Your Vote as a Street Name Holder
If you are a street name holder and you do not vote proxy card, via the internet or electronically at the Annual Meeting, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Your broker is entitled to vote in its discretion on Proposal 3: Ratification of Independent Registered Public Accounting Firm.
If you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote.” Brokers and nominees do not have discretionary authority to vote on any proposal except Proposal 3: Ratification of Independent Registered Public Accounting Firm.
As a result, if you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, no votes will be cast on your behalf on Proposal 1: Election of Directors, and Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation.
Make your vote count! Instruct your broker how to cast your vote!
Because of these broker voting rules, all street name holders are urged to provide instructions to their brokers or nominees on how to vote their shares at the Annual Meeting.
Revoking a Proxy
You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Secretary of Qumu Corporation;

•	Submitting a properly signed proxy card with a later date;

•	If you voted through the internet, by voting again through the internet prior to the close of the voting facility; or

•	Voting electronically at the Annual Meeting.
All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 510 1st Avenue North, Suite 305, Minneapolis, Minnesota 55403, and our telephone number is (612) 638-9100.
Annual Meeting and Special Meetings; Bylaw Amendments
This 2019 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board in accordance with our bylaws. Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our President, Treasurer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting. For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted. For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals for 2020 Annual Meeting.”
Our bylaws may be amended or altered by a vote of the majority of the whole Board at any meeting. The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt or amend, repeal bylaws adopted, amended, or repealed by the Board. Additionally, the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any bylaw to increase their number.

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT
The following table sets forth certain information as of March 21, 2019 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
Harbert Discovery Fund LP (2) 2100 Third Avenue North, Suite 600 Birmingham, AL 35203	1,200,329	12.3%
Palogic Value Management, L.P. (3) 5310 Harvest Road, Suite 110 Dallas, TX 75230	934,500	9.6%
ESW Capital, LLC (4) 401 Congress Avenue, Suite 2650 Austin, TX 78701	925,000	9.5%
Renaissance Technologies LLC (5) 800 Third Avenue New York, NY 10022	677,652	6.9%
Dolphin Limited Partnership III, L.P. (6) 1117 East Putnam Avenue One Hundred and Fifty Riverside, CT 06878	580,500	5.9%
Vern Hanzlik (7)(8)(9)	459,644	4.7%
Robert F. Olson (7)(8)(10)	139,405	1.4%
Neil E. Cox (7)(8)	25,000	*
Daniel R. Fishback (7)(8)(11)	91,560	*
Kenan Lucas (7)(8)(12)	1,225,329	12.6%
Thomas F. Madison (7)(8)(13)	162,685	1.7%
Kimberly K. Nelson (7)	96,560	*
David G. Ristow (9)	110,387	1.1%
All current executive officers and directors as a group (8 persons)	2,310,570	23.7%
*    Less than one percent

(1)
Includes the following number of shares that could be acquired within 60 days of March 21, 2019 upon the exercise of stock options: Mr. Hanzlik, 232,500 shares; Mr. Olson, no shares; Mr. Fishback, no shares; Mr. Madison, no shares; Ms. Nelson, no shares; Mr. Ristow, 37,500 shares; and all current directors and executive officers as a group, 270,000 shares.

Also includes the following number of shares that could be acquired within 60 days of March 21, 2019 upon settlement of restricted stock units previously granted to non-employee directors: Mr. Olson, 25,000 shares; Mr. Fishback, 25,000 shares; Mr. Madison, 25,000 shares; Ms. Nelson, 25,000 shares; Mr. Cox, 25,000 shares; Mr. Lucas, 25,000 shares; and all non-employee directors as a group, 150,000 shares.

(2)
Based on an Amendment No. 5 to Schedule 13D filed on October 30, 2018 by the following reporting persons: (i) Harbert Discovery Fund, LP (the “Harbert Fund”), (ii) Harbert Discovery Fund GP, LLC (the “Fund GP”), (iii) Harbert Fund Advisors, Inc. (“HFA”), (iv) Harbert Management Corporation (“HMC”), (v) Jack Bryant, (vi) Kenan Lucas, and (vii) Raymond Harbert. The reporting persons disclose that Jack Bryant and Kenan Lucas are directors and co-portfolio managers of the Fund GP, which serves as general partner of the Harbert Fund. Raymond Harbert is the controlling shareholder, Chairman and Chief Executive Officer of HMC, the managing member of the Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Harbert Fund with certain operational and administrative services. The reporting persons report that they have shared voting and dispositive power over the shares indicated above as of October 25, 2018.

(3)
Based on a Schedule 13D filed on December 29, 2017 in which the reporting persons indicate that Palogic Value Management, L.P. has shared voting and dispositive power over 925,500 shares as of December 19, 2017.

(4)
Based upon a Schedule 13G dated March 8, 2018 filed on in which the reporting person indicates that ESW Capital, LLC has beneficial ownership over 925,000 shares of common stock issuable upon the exercise of an outstanding warrant and Joseph A. Liemandt is the sole voting member of ESW Capital, LLC as of February 28, 2018.

(5)
Based on an Amendment No. 5 to Schedule 13G filed on February 13, 2019 in which Renaissance Technologies LLC reports sole voting and dispositive power over 677,652 shares as of December 31, 2018. Renaissance Technologies Holdings Corporation is the majority owner of Renaissance Technologies LLC.

(6)
Based on an Amendment No. 3 to Schedule 13D filed on July 22, 2015 by Dolphin Limited Partnership III, L.P. (“Dolphin III”), Dolphin Associates III, LLC, Dolphin Holdings Corp. III (“Dolphin Holdings III”), and Donald T. Netter in which the reporting persons report that Dolphin III holds the shares indicated above as of July 20, 2015 and Form 4 beneficial ownership report dated May 9, 2018. Dolphin III is controlled by Dolphin Associates III, LLC, which is in turn controlled by Dolphin Holdings III. Mr. Netter serves as Senior Managing Director of Dolphin Holdings III. In the Schedule 13D, each reporting person specifically disclaims beneficial ownership of the shares reported therein that he or it does not directly own, except to the extent of his or its pecuniary interest therein.

(7)	Currently serves as our director.

(8)	Nominee for election as a director.

(9)	Named executive officer.

(10)	Includes 47,845 shares held by the Robert F. Olson Revocable Trust of which Mr. Olson and his spouse are trustees.

(11)	Includes 66,560 shares held by the Fishback Family Revocable Trust, of which Mr. Fishback is a trustee.

(12)
Includes shares held by Harbert Fund (see footnote 2 for a description of the relationship between Mr. Lucas and Harbert Fund). Mr. Lucas specifically disclaims beneficial ownership of the shares held by Harbert Fund, except to the extent of his pecuniary interest therein.

(13)
Includes 137,685 shares held by the Thomas F. Madison Revocable Trust, of which Mr. Madison is a trustee and includes 14,625 shares held in nine trust accounts established for the benefit of Mr. Madison’s nine grandchildren and of which Mr. Madison is sole trustee.

PROPOSAL 1:
ELECTION OF DIRECTORS
Six directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board has nominated for election the six persons named below. Each nominee is currently a director of Qumu. All nominees were elected by the shareholders at our 2018 Annual Meeting of Shareholders. Kimberly K. Nelson, a director of Qumu since 2012, was not re-nominated at the Annual Meeting to facilitate her retirement from the Board.
Voting of Proxies
Unless otherwise directed, the persons named in the accompanying proxy card will vote the proxies held by them in favor of the nominees named below as directors. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board may propose. The Board has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.
We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he or she has been selected as a director or nominee except for the amended standstill agreement with Harbert. There is no family relationship between any of the nominees, our directors or our executive officers.
Pursuant to the amended standstill agreement with Harbert Discovery Fund, LP and its affiliates (collectively “Harbert”), we have nominated and have agreed to solicit proxies for the election of Messrs. Lucas and Cox at the Annual Meeting. Pursuant to the amended standstill agreement, Harbert will appear in person or by proxy at the Annual Meeting and vote all shares of common stock beneficially owned by it in favor of the election of each of our nominees for election to the Board and in accordance with the Board’s recommendation on all other proposals. See “Corporate Governance – Summary of Amended Standstill Agreement” below for a summary of the standstill agreement with Harbert, as amended.
Information Regarding Nominees
The process undertaken by the Governance Committee in recommending qualified director candidates is described below under “Corporate Governance – Director Nominations” on page 11 of this proxy statement. In recommending the following nominees, the Governance Committee found that all of our directors contribute to the Board’s effectiveness through their wealth of business experience, high quality backgrounds including demonstrated personal and professional ethics and integrity, commitment to Qumu and the work of the Board, and diversity of talent and experience.
Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of Qumu at this time:
Vern Hanzlik, age 61, was promoted to Chief Executive Officer and was elected as a director on October 19, 2015. Prior to becoming our Chief Executive Officer, Mr. Hanzlik served as President since December 12, 2014 and as Executive Vice President since March 13, 2014. Mr. Hanzlik joined us in November 2012 as a Senior Vice President and as General Manager, Qumu. From February 2011 to November 2012, Mr. Hanzlik was President, EMEA and member of the Board of TEAM Informatics, a global enterprise solutions and technology company. From December 2006 to February 2010, Mr. Hanzlik was the Chief Marketing Officer of Sajan, Inc., a privately held company, and from February 2010 until January 2011, also served as the Chief Marketing Officer of Sajan’s successor company by merger, publicly-held Sajan, Inc. (OTC: SAJA), a provider of global language translation services, software localization and cloud-based translation management software. Mr. Hanzlik also served as President of Sajan Software Ltd., a subsidiary of Sajan, from June 2009 to January 2011. Mr. Hanzlik was a co-founder of Stellent, Inc., which was a publicly-held provider of content and document management software and services located in Eden Prairie, Minnesota, until it was acquired by Oracle Corporation in 2006. While with Stellent, Inc., he most recently served as Executive Vice President of Compliance and Strategic Alliances from January 2004 to February 2006. Additionally, Mr. Hanzlik served as Stellent’s President and Chief Executive Officer and as a director of Stellent from 2001 to 2003. Mr. Hanzlik served as a director of pre-merger Sajan, Inc. from April 2006 to February 2010 and as a director of post-merger Sajan, Inc. from February 2010 to January 2011. Mr.

Hanzlik also currently serves on the board of directors for Savigent Software, Inc., a provider of event-driven manufacturing operations management software.
Mr. Hanzlik’s role as our Chief Executive Officer gives him unique insights as a director into our challenges, opportunities and operations, as well as helps ensure a strong alignment between the board’s directives and management’s execution of these directives. Mr. Hanzlik has demonstrated executive leadership abilities, as well as a strong background in creating, communicating, executing and sustaining strategic initiatives in the software industry.
Robert F. Olson, age 62, has been a director of Qumu since January 7, 2012. Since February 2010, Mr. Olson has owned and operated a winery in California. From December 2008 until its sale in July 2012, Mr. Olson was the Chairman and primary investor in Swift Knowledge, LLC, a business analytics software company focused on the banking and finance markets. In 1991, Mr. Olson founded Stellent, Inc., an enterprise content management software company that was publicly-traded until it was sold to Oracle Corporation in 2006. Mr. Olson served as Stellent’s Chief Executive Officer from October 2000 to July 2001 and as its President and Chief Executive Officer from 1990 to October 2000 and from April 2003 until it was sold.
Mr. Olson’s previous work experience, particularly as the Chief Executive Officer of Stellent, Inc., contributes to the Board’s understanding of the development and management of growing technology companies, particularly as we continue to expand into growing areas of technology.
Neil E. Cox, age 69, has been a director of Qumu since December 19, 2017. Since July 2010, Mr. Cox has been the President and CEO of Repio, Inc., which provides a software platform that enables users to take control of their online information and image. He also serves as a Senior Technology & Telecom Advisor to XMS Capital Partners, an independent financial services firm providing M&A and corporate advisory services. From May 2006 to March 2010, Mr. Cox held roles with Qwest Communications International, Inc. (NYSE: Q until its acquisition in 2010 by CenturyLink, Inc.). From September 2008 to March 2010, he served as the Executive Vice President of Qwest Communications International, with responsibility for business development, product development and IT. From 2004 to 2006, Mr. Cox was a Venture Partner at MK Capital, which invests in emerging technologies and application software. From March 2001 to September 2004, Mr. Cox served as Executive Vice President for the telecommunications sector at Science Applications International Corporation (NYSE: SAIC), a science, engineering and technology applications company. In August 2015, Mr. Cox was appointed by the U.S. Secretary of Commerce to be on the board of directors of FirstNet, which will build the world’s first wireless network for first responders. Mr. Cox also chairs the technology committee of the FirstNet board.
Mr. Cox contributes to the Board through his strong background in executive-level management and deep level of operational experience, particularly with the development and growth of new communications technologies.
Daniel R. Fishback, age 57, was appointed as a director of Qumu on December 11, 2013. From 2001 to 2013, Mr. Fishback was the President and Chief Executive Officer of DemandTec, Inc., a provider of a cloud-based collaborative optimization network for retailers and consumer products companies. DemandTec was acquired in 2012 by International Business Machines Corporation (NYSE: IBM). From January 2000 to March 2001, Mr. Fishback served as Vice President of Channels for Ariba, Inc., a provider of solutions to help companies manage their corporate spending. Since January 2017, Mr. Fishback has served on the board of directors of Teradata Corp. (NYSE: TDC). He also currently serves on the board of directors for private companies Conversica Inc., User Zoom Inc., Prevedère, Inc., Sight Machine and Moogsoft, Inc., as well as the non-profit foundation Fishback Family Foundation. Mr. Fishback previously served on the board of directors of SPS Commerce, Inc. (Nasdaq: SPSC), a software company providing cloud-based on-demand supply chain management solutions, from March 2011 to May 2012.
Mr. Fishback brings to the Board strong leadership skills developed as an executive of several companies in the software industry and in-depth knowledge of the software industry. Mr. Fishback is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.
Kenan Lucas, age 34, was appointed as a director of Qumu on December 19, 2017. Mr. Lucas joined Harbert Discovery Fund in August 2014 and currently serves as Managing Director and Portfolio Manager of the Harbert Discovery Fund. The Discovery Fund seeks to generate long-term capital growth primarily through investments in small and microcap stocks in the U.S. and Canada. From 2012 to 2014, Mr. Lucas earned an MBA from the Darden School of Business at the University of Virginia, where he received the Faculty Award for

Academic Excellence. From to August 2010 to August 2012, Mr. Lucas was an associate at Swander Pace Capital, a middle-market private equity firm, and focused on mergers and acquisitions and corporate finance transactions and consulted with portfolio companies on strategy, growth initiatives, and corporate financing options. From 2007 to June 2010, Mr. Lucas was an analyst at Cowen and Company, a middle-market investment bank, where he advised companies on sell-side transactions and strategic alternatives. Since January 2018, Mr. Lucas has served on the board of directors of Streamline Health Solutions, Inc. (Nasdaq: STRM), a provider of integrated solutions, technology-enabled services and analytics supporting revenue cycle optimization for healthcare enterprises.
Mr. Lucas brings to the Board and the Company significant experience in equity capital markets, evaluating financing options, assessing corporate strategy, and considering other strategic alternatives. He also contributes to the Board through his perspective as our largest shareholder.
Thomas F. Madison, age 83, was appointed as a director of Qumu in 2001. Mr. Madison has served as Chairman of the board of directors of Digital River, Inc. (Nasdaq: DRIV), an e-commerce software company, from November 1, 2012 until Digital River was acquired on February 12, 2015. Mr. Madison served on the board of directors of Digital River from 1996 until its acquisition and served as its Interim Chief Executive Officer from November 1, 2012 to February 28, 2013. Since January 1993, Mr. Madison has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. In 1994 and 1995, he was the Vice Chairman and Chief Executive Officer of Minnesota Mutual Life Insurance Company. From 1989 to 1993, Mr. Madison was the President of US West Communications – Markets. He was also the President and Chief Executive Officer of Northwestern Bell from 1985 to 1989. Mr. Madison served on the Board of Trustees of the University of St. Thomas for 21 years. He retired from the Board of Trustees in December 2018. Mr. Madison also served as a director of Valmont Industries, Inc. (NYSE: VMI) from 1987 until his retirement in May 2010; as a director of CenterPoint Energy, Inc. from 2003 until his retirement in May 2011; and as a trustee on the board of trustees of Delaware Group Adviser Funds from May 1997 until his retirement in August 2011. Mr. Madison current serves on the Board of the University of Minnesota, College of Science and Engineering.
Mr. Madison’s extensive service as a director for public companies over the last twenty years, including serving as a lead director, committee chair and committee member, allows him to bring to our Board significant experience in public company governance and effective Board practices. Mr. Madison is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.
Voting Required
Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast by holders present and entitled to vote on the election of directors at a meeting at which a quorum is present. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected.
However, in an uncontested election (where, as at the Annual Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for directors who receives more votes “withheld” from his or her election than votes “for” his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. Votes withheld from a nominee’s election do not include broker non-votes. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any director who tenders his or her resignation as described above will not participate in the Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer.
Pursuant to the amended standstill agreement, Harbert will vote all of the shares of our common stock that it beneficially owns in favor of each nominee identified in this Proposal 1. Proxies will be voted in favor of each nominee unless otherwise indicated.
The Board of Directors Recommends
Shareholders Vote FOR the Election of Each Nominee
Identified in Proposal 1
_________________________________

CORPORATE GOVERNANCE
Board Independence
The Governance Committee undertook a review of director independence in February 2019 as to all seven directors then serving. As part of that process, the Governance Committee reviewed all transactions and relationships between each director (or any member of his or her immediate family) and Qumu, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Governance Committee recommended and the Board of Directors affirmatively determined that each director is independent according to the “independence” definition of the Nasdaq Listing Rules, with the exception of Mr. Hanzlik. Mr. Hanzlik is not independent under the Nasdaq Listing Rules because he was employed by, and served as an executive officer of, Qumu in 2018.
Committees of the Board and Committee Independence
The Board has established a Compensation Committee, an Audit Committee and a Governance Committee. The composition and function of these committees are set forth below.
Compensation Committee. The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers of our company. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers. The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers. The Compensation Committee also evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives, and implements the evaluation process for the Chief Executive Officer that is established by the Governance Committee. The Compensation Committee also administers our 2007 Second Amended and Restated Stock Incentive Plan (the “2007 Plan”). The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan, except in limited and special circumstances.
In connection with its review of compensation of executive officers or any form of incentive or performance-based compensation, the Compensation Committee will also review and discuss risks arising from our compensation policies and practices.
The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market and Rule 10C-1 of the Securities Exchange Act of 1934, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available by following the link to the Corporate Governance page of the Investor Relations section of our website: www.qumu.com/company/investor-relations/corporate-governance.
The members of the Compensation Committee during 2018 were Daniel R. Fishback (chair), Robert F. Olson, and Neil E. Cox. During 2018, the Compensation Committee met five times.
The Compensation Committee has delegated authority to the Chief Executive Officer and Chief Financial Officer to grant equity awards under the 2007 Plan to employees who are not executive officers of Qumu. The delegation of authority is limited to new hire grants to any individual that corresponds to that persons’ position within Qumu, not to exceed the amount set by the Compensation Committee from time to time, if any, or 20,000 equity awards, and the delegation authority may not exceed, in the aggregate, the total amount established on an annual basis by the Compensation Committee. Equity awards mean stock options and restricted shares and unless otherwise determined by the Compensation Committee, grants of restricted shares shall reduce the limits set forth above on the basis of 2.5 equity awards for each restricted share granted. Further, the Chief Executive Officer and Chief Financial Officer must memorialize the terms of the award in a written form contemporaneously with his approval of the award and must advise the Compensation Committee of such awards at a Compensation Committee meeting following such award. The terms of option and restricted stock awards by the Chief Executive Officer and Chief Financial Officer must be those contained in our standard form of non-qualified stock option agreement or standard form of restricted stock agreement, respectively. For awards by the Chief Executive Officer and Chief

Financial Officer to newly-hired non-executive employees, the grant date will be the second Tuesday of the month following the employee’s start date, or if the Nasdaq Stock Market was closed on such second Tuesday, the next succeeding day on which the Nasdaq Stock Market is open for regular trading.
Governance Committee. The Governance Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of our company, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer. The Governance Committee is also responsible for the leadership structure of our board, including the composition of the Board and its committees, and an annual review of the position of chairman of the Board. As part of its annual review, the Governance Committee is responsible for identifying individuals qualified to serve as Chairman and making recommendation to the Board for any changes in such position. The Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board as a whole.
The charter of the Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Governance Committee meets these requirements. A copy of the current charter of the Governance Committee is available by following the link to the Corporate Governance page of the Investor Relations section of our website: www.qumu.com/company/investor-relations/corporate-governance. A copy of our current Governance Guidelines is also available in this same section. The members of the Governance Committee in 2018 were Thomas F. Madison (Chair), Kimberly K. Nelson, Kenan Lucas and Neil E. Cox. During 2018, the Governance Committee met three times.
Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.
The Audit Committee operates under a written charter and a copy of the current Audit Committee charter is available by following the link to the Corporate Governance page of the Investor Relations section of our website: www.qumu.com/company/investor-relations/corporate-governance. The members of the Audit Committee during 2018 were Kimberly K. Nelson (Chair), Thomas F. Madison, and Kenan Lucas. During 2018, the Audit Committee met nine times, including six times in executive session without management present.
The Board has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. Our Governance Committee and Board have reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, upon recommendation of the Governance Committee, the Board has determined that the Audit Committee members Ms. Nelson and Mr. Madison meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee. A report of the Audit Committee is set forth below.
Board Leadership Structure
Currently, the leadership structure of Qumu’s Board consists of a non-executive chairman of the Board, currently Robert F. Olson, and three standing committees that are each led by a separate chair and consist of only directors that meet the independence requirement under the Nasdaq Listing Rules and the other similar requirements applicable to that committee. The Chief Executive Officer is a director, but does not serve as chairman and does not serve on any committee.

The Governance Committee believes that the current Board leadership structure is appropriate for Qumu at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among Board members and with management.
Board’s Role in Risk Oversight
Qumu faces a number of risks, including financial, technological, operational, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.
Our Board is actively involved in overseeing risk management and it exercises its oversight both through the full Board and through the three standing committees of the Board, the Audit Committee, the Compensation Committee and the Governance Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.
The Board and the three committees receive information used in fulfilling their oversight responsibilities through Qumu’s executive officers and its advisors, including our legal counsel, our independent registered public accounting firm, our consulting firm for internal controls over financial reporting, and the compensation consultants we have engaged from time to time. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, annual budgets, technology and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.
Director Nominations
The Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.14 of our bylaws as described in this Director Nominations section under “Shareholder Proposals for Nominees.” The Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board. Our Governance Guidelines provides that the Board should generally have between six and nine directors. The Governance Committee believes that a six-person Board is appropriate for Qumu in that it allows the Board to have a diversity of talent and experience to draw upon and allows the Board to appropriately staff the committees of the Board and engage the directors in Board and committee service. Immediately following the 2018 Annual Meeting, we reduced the number of authorized directors to seven and will cause the authorized number of directors to remain at seven at all times during the standstill period in accordance with the standstill agreement with Harbert, which is discussed under “Summary of Amended Standstill Agreement.” If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate, subject to the terms of the standstill agreement, as amended.
Criteria for Nomination to the Board; Diversity Considerations. The Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, as the Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Qumu and the Board. The Governance Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

•
Background, including demonstrated high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct our affairs and our business;

•
Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees;

•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education; and

•	Diversity, in terms of knowledge, experience, skills, expertise, and other characteristics.
In considering candidates for the Board, including the nominees for election at the Annual Meeting, the Governance Committee considers the entirety of each candidate’s credentials with reference to these standards. The Governance Committee also considers such other relevant factors as it deems appropriate.
While the Governance Committee does not have a formal policy with respect to diversity, the Governance Committee does believe it is important that the Board represent diverse viewpoints within the context of these standards. As part of the nominee selection process for the Annual Meeting, the Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of our directors, who are each nominees for election at the Annual Meeting. The Governance Committee considered how each director contributed to the diversity of the Board. Based upon that review, the Governance Committee believes that the overall mix of their backgrounds contributes to a diversity of viewpoints that will enhance the quality of the Board’s deliberations and decisions.
In reviewing prospective nominees, the Governance Committee reviews the number of public-company Boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Under our Governance Guidelines, non-employee directors generally may not serve on more than four Boards of other publicly owned companies, provided that the service does not adversely affect the director’s ability to perform his or her duties as a Qumu director.
The Governance Committee considers persons recommended by the shareholders using the same standards used for other nominees.
Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm. The Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Governance Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.
Board Nominees for the 2019 Annual Meeting. The Governance Committee selected Messrs. Lucas and Cox as nominees for the Annual Meeting in October 2018 in accordance with the amendment to the standstill agreement with Harbert described below under “Summary of Amended Standstill Agreement.” All other nominees for the Annual Meeting were selected by the Governance Committee in February 2019. The Governance Committee selected all nominees using the standards identified in our Governance Guidelines that are discussed in this section under “Criteria for Nomination to the Board; Diversity Considerations.” In selecting Mr. Madison as a nominee, the Governance Committee determined that, because of his demonstrated availability to the Board and valuable contributions as a Board member, it is in the best interests of Qumu and its shareholders to waive the provisions of our Governance Guidelines relating to maximum age of a nominee. All nominees were elected by shareholders at our 2018 Annual Meeting.
We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Governance Committee may choose to do so in the future.
Shareholder Proposals for Nominees. The Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance Committee c/o the Secretary of Qumu Corporation and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frame described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals for 2020 Annual Meeting.”
Summary of Amended Standstill Agreement
On December 19, 2017, we entered into a standstill agreement (the “standstill agreement”) with Harbert Discovery Fund, LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors, Inc. and Harbert Management Corporation (collectively, “Harbert”). On October 25, 2018, we entered into an Amendment No. 1 (the “amendment”) to the standstill agreement with Harbert. Below is a summary of certain provisions of the standstill agreement, as amended by the amendment, relating to this 2019 Annual Meeting of Shareholders and beyond.
Messrs. Lucas and Cox were appointed to the Board of Directors on December 19, 2017 in connection with the standstill agreement and were elected by our shareholders to the Board at the 2018 Annual Meeting of Shareholders. Under the standstill agreement, we agreed to cause the authorized number of directors immediately following the 2018 Annual Meeting to remain at seven at all times during the standstill period.
At the time of the amendment, the Governance Committee recommended and the Board approved Messrs. Kenan Lucas and Neil E. Cox as nominees for election as directors at the 2019 Annual Meeting of Shareholders. Mr. Lucas currently serves on the Governance Committee and Audit Committee of the Board. Mr. Cox currently serves on the Governance Committee and Compensation Committee of the Board. Through the amendment, Messrs. Lucas and Cox may agree to other committee assignments.
Through the amendment, Harbert also agreed to appear in person or by proxy at the 2019 Annual Meeting of Shareholders and vote all shares of common stock beneficially owned by it in favor of the election of each of our nominees for election to the Board and in accordance with the Board’s recommendation on all other proposals.
Harbert is also subject to standstill provisions under the standstill agreement restricting Harbert and its affiliates from directly or indirectly taking certain actions in respect of Qumu or our common stock. Through the amendment, such provisions generally remain in effect for a standstill period ending the earlier of (a) 30 days prior to the deadline for the submission of shareholder nominations for our 2020 Annual Meeting of the Shareholders; and (b) the date that is 150 days prior to the first anniversary of the date of our proxy statement for the 2019 Annual Meeting of Shareholders.
Board Attendance at Board, Committee and Annual Shareholder Meetings
During 2018, the Board met six times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he or she served during 2018. The Board regularly meets in executive session without the presence of members of management, including the Chief Executive Officer. We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders. All seven directors elected at the 2018 Annual Meeting of Shareholders attended the 2018 Annual Meeting of Shareholders.
Communications With Directors
Shareholders may communicate with members of the Board by sending an e-mail to chair.director@qumu.com or by directing the communication in care of the Governance Committee Chair c/o Corporate Secretary, at the address set forth on the front page of this proxy statement. All communications will be received and processed by the Corporate Secretary. You will receive a written acknowledgement from the Corporate Secretary upon receipt of your communication.

Code of Ethics
We have adopted a code of ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions. This code of ethics is included in our Code of Ethics and Business Conduct which is publicly available by following the link to the Corporate Governance page of the Investors section of our website: www.qumu.com/en/investor-relations/corporate-governance. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the code of ethics on the page of our website identified above.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.
In accordance with its Charter, the Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm for 2018 and until March 19, 2019, the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ending December 31, 2018.
By the Audit Committee of the Board:
Kimberly K. Nelson (Chair)
Thomas F. Madison
Kenan Lucas

EXECUTIVE OFFICERS
Set forth below is biographical and other information for our current executive officers. Information about Vern Hanzlik, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”
David G. Ristow, age 49, was hired as our Chief Financial Officer on December 15, 2017 after serving as our interim Chief Financial Officer on a consulting basis from November 7, 2017. From April 2017 until November 2017, Mr. Ristow acted as Chief Financial Officer of Ascent Solutions, a consulting company delivering cybersecurity, cloud, IT strategy, and infrastructure enablement services. From July 2016 to April 2017, Mr. Ristow acted as Chief Financial Officer for eGrowcery, an international e-commerce software business. From January 2016 to June 2016, Mr. Ristow acted as the Chief Financial Officer of Noribachi, a manufacturer of high output commercial lighting solutions operating on an Internet Of Things platform. From 2012 to 2016, Mr. Ristow acted as Chief Financial Officer of portfolio companies and Director of Investments for Eurovestech Plc. From 2007 to 2012, Mr. Ristow acted as Chief Financial Officer of KSS Retail, an international software business providing price optimization solutions to retailers throughout the world, which was sold in January 2010. Mr. Ristow has a B.S. in Accounting from the University of Southern California and began his finance career with Deloitte. Mr. Ristow is a licensed Certified Public Accountant (inactive status), member of the CGMA and veteran of the USMC.
EXECUTIVE COMPENSATION
Explanation of Compensation
The following describes our compensation objectives and policies as applied to the following executive officers who are referred to in this proxy statement as the named executive officers:

•	Vern Hanzlik, who served as President and Chief Executive Officer in 2018;

•	David G. Ristow, who served as Chief Financial Officer in 2018.
Our Compensation Philosophy
Our philosophy with respect to the compensation of executive officers is based upon the following principles:

•	Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and

•
Variable compensation should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel and should provide incentives to improve performance and shareholder value.

The Compensation Committee reviews compensation philosophy and programs regularly (no less than annually). The Compensation Committee’s review is two-fold: first, to ensure our philosophy and programs meet our objectives of providing compensation that attracts and retains executive talent and encourages our executive officers to achieve our business goals and second, to identify changes and trends in executive compensation policies and practices that may be applicable to Qumu.
2018 Compensation Elements and Determinations
The Compensation Committee followed the guiding principles outlined above in the development and administration of compensation programs for the named executive officers. During 2018, the components of our executive compensation programs consisted of the following:

•	Base salary;

•	Short-term incentive compensation delivered through the 2018 Incentive Plan, the annual incentive plan for 2018; and

•	Long-term equity compensation.
The named executive officers were also eligible to participate in the same benefit programs as were available to our other employees. Because the Compensation Committee does not believe that personal benefits or perquisites are appropriate as a significant element of compensation, the value of perks to any named executive officer was less than $10,000 in 2018.
In addition to selecting the components of compensation, the Compensation Committee also determined the relative weight of each component for each of the named executive officers. Performance-based, variable compensation is intended to be a meaningful portion of overall compensation. For 2018, the Compensation Committee continued its practice of weighting this type of compensation more heavily than fixed compensation, such as base salary. For 2018, the Compensation Committee emphasized performance-based, variable compensation both through the 2018 Incentive Plan and through the multi-year performance stock unit awards granted in 2018 which will be earned based upon achievement of financial performance goals determined by the Compensation Committee.
Annually, our Governance Committee establishes and oversees a process for the evaluation of the performance of the Chief Executive Officer by the whole Board, including a self-assessment by the Chief Executive Officer. The Compensation Committee then considers the results of that performance review in determining compensation of the Chief Executive Officer.
In determining 2018 compensation for the named executive officers, the Compensation Committee also considered the May 2016 executive compensation assessment prepared by the Compensation Committee’s consultant, Radford. The assessment included an updated peer group, benchmarking of compensation (base salary, target bonus opportunity and annual long-term incentive delivery) against the updated peer group, and development of long-term incentive alternatives, including various equity vehicle mixes. The Compensation Committee also reviewed updated compensation and surveys, reports and other market data against which it measured the competitiveness of our compensation programs for 2018.
While the Compensation Committee viewed the 50th percentile of the peer group as a key data point for the various elements of compensation in 2018, the Compensation Committee also considered experience, scope of position, individual performance, competitiveness and retention, our financial performance and position, our share price and market capitalization, and other factors when positioning elements of compensation to executive officers within the peer group. In general, each element of our compensation programs as compared to benchmark peer group companies is between the 25th and 50th percentile.
Historically, the Compensation Committee has typically considered the following factors in addition to the information set forth above to determining the value of long-term equity incentive compensation: (i) previously made grants to the executive officer; (ii) progress toward meeting our stock ownership guidelines; (iii) the type of equity award and the standard terms of that type of award; (iv) our historical grant practices; (v) the potential cash compensation to the executive officer; and (vi) the position of the executive officer to ensure that those in positions of increased responsibility have an opportunity to receive a correspondingly larger portion of the overall value of long-term equity compensation for the year. The Compensation Committee also incorporated into the 2018 performance stock unit awards multiple financial performance goals, a two-year performance period of 2018 and 2019 and an additional one-year service period requirement for any shares earned, in order to further extend the long-term incentives provided by these awards and further align pay with performance.
2018 Base Salaries
In March 2018, the Compensation Committee determined not to change the annual base salary of Mr. Hanzlik or Mr. Ristow. Accordingly, Mr. Hanzlik’s annual base salary for 2018 continued to be the same amounts as were in effect for 2015 to 2017 and Mr. Ristow’s annual base salary for 2018 continued to be the same amount as when he was hired as our Chief Financial Officer on December 15, 2017. Mr. Hanzlik’s annual base salary for 2018 was $390,800 while he resides in California and his unadjusted base salary of $308,800 was used for the purposes of calculating Mr. Hanzlik’s incentive pay opportunity under the 2018 Incentive Plan. Mr. Ristow’s annual base salary for 2018 was $275,000.
2018 Incentive Plan
On March 20, 2018, the Compensation Committee adopted the 2018 Incentive Plan and set the cash incentive pay opportunities under the 2018 Incentive Plan for our eligible employees, including Messrs. Hanzlik and Ristow.
Under the 2018 Incentive Plan, our achievement quarterly positive adjusted EBITDA as a percent of revenue will determine a pool available for payment of cash incentive pay to all eligible employees, including the executive officers. Adjusted EBITDA is defined as Qumu’s net income (loss) excluding items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, foreign currency gains and losses, the 2018 Incentive Plan amounts, and other non-operating income and expenses. The failure to achieve the minimum adjusted EBITDA for a particular quarter results in no incentive pay under the 2018 Incentive Plan for that quarter. Additionally, the failure to achieve the minimum adjusted EBITDA for the full year 2018, even if quarterly adjusted EBITDA targets are achieved, will result in no incentive pay under the 2018 Incentive Plan. The Compensation Committee retains the discretion to include or exclude items from adjusted EBITDA and to determine the amounts of adjusted EBITDA to be used in calculating incentive pay under the 2018 Incentive Plan.
For each participant in the 2018 Incentive Plan, the quarterly incentive pay opportunity will be determined by the participant’s base salary multiplied by that participant’s target incentive pay percentage. For Messrs. Hanzlik and Ristow, the target incentive pay percentages are 65% and 40%, respectively. The annual incentive pay opportunity of each participant, including the executive officers, will be pro-rated on a weighted average with all 2018 Incentive Plan participants based upon the aggregate pool such that the aggregate amount of incentive pay under the 2018 Incentive Plan will not exceed the aggregate pool as determined by the Compensation Committee.
A participant in the 2018 Incentive Plan, including an executive officer, must be employed by us as of December 31, 2018 and as of the payment date in order to receive any incentive pay under the 2018 Incentive Plan unless otherwise provided in our letter agreement with the executive officer relating to severance and change in control benefits. Additionally, all incentive payments are subject to “clawback” to the extent required by federal law and the 2007 Plan.
Effective March 5, 2019, the Compensation Committee determined that $525,000 was the pool available under the 2018 Incentive Plan for payment of cash incentive pay to all eligible employees, including the executive officers. While our adjusted EBITDA for the full year 2018 was slightly less than the minimum at $(2.94) million, the Compensation Committee determined that it was appropriate to pay out the bonus pool created by the 2018 Incentive Plan to all participants in the 2018 Incentive Plan.
After applying the proration for base salary and target bonus percentages applicable to the 2018 Incentive Plan, Messrs. Hanzlik and Ristow earned $78,555 and $43,052, respectively, under the 2018 Incentive Plan. The Compensation Committee also determined that Mr. Hanzlik’s bonus would be paid in shares of our common stock under the 2007 Plan with the number of shares to be issued to Mr. Hanzlik on March 5, 2019 equal to the bonus amount divided by the fair market value (as defined under the 2007 Plan) on the date that was two full trading days after Qumu has issued its earnings release for the year ended December 31, 2018. After tax withholding, we issued Mr. Hanzlik 20,891 shares of our common stock as bonus under the 2018 Incentive Plan.
2018 Equity Awards
Pursuant to the offer letter with Mr. Ristow, we granted Mr. Ristow a seven-year non-qualified stock option to purchase 150,000 shares of our common stock and an award of 30,000 shares of restricted stock. The option has an exercise price equal to the fair market value of our common stock as of the grant date and vests with respect to 25% of the shares underlying the option on the first four anniversaries of the hire date. The restrictions on the restricted stock award will lapse with respect to 25% of the shares underlying the award on the first four anniversaries of the hire date. The stock option award and restricted stock award were granted under the 2007 Plan. In accordance with our policy regarding the granting of equity-based compensation awards, the grant date for the equity awards to Mr. Ristow were granted May 15, 2018, the first day of the next open window period.
Under our policy regarding the granting of equity-based compensation awards, annual equity awards to executive officer and non-executive officer employees will be approved by the Compensation Committee at a regularly scheduled meeting at which the Compensation Committee determines incentive compensation for the immediately completed year and the compensation program for executive officers for the current year, typically scheduled in February of each year. In accordance with this aspect of our policy, the Compensation Committee approved the award of an aggregate of 168,500 performance stock units to our executive officers and members of senior management under the 2007 Plan on March 23, 2018. The Compensation Committee approved an award to Messrs. Hanzlik and Ristow of 50,000 performance stock units and 30,274 performance stock units, respectively. In accordance with our policy regarding the granting of equity-based compensation awards, the grant date for the performance stock unit awards was May 15, 2018, the first day of the next open window period. The performance stock units represent a contractual right to receive shares of our common stock upon the achievement of performance goals. Two-thirds of each award of performance stock units will vest based upon achievement of performance goals relating to 2018 revenue and renewal retention percentage, weighted equally. One-third of each award of performance stock units will vest based upon achievement of a performance goal relating to 2019 free cash flow from operations. In settlement of the performance stock units, we will issue a number of shares as is equal to the number of performance stock units for that performance period multiplied by the total percentage achievement of the performance goals for that performance period. The Compensation Committee will determine achievement of the performance goals following the end of the performance period and retains the discretion to include or exclude items from any of the performance goals. The shares issued will be restricted from transfer for a period of 364 days following issuance. The performance stock unit award and the restricted shares are subject to forfeiture for termination of employment for any reason. Upon a change of control, the performance stock units and the restricted shares will vest in full and any restrictions will lapse. Additionally, the awards are subject to “clawback” to the extent required by federal law and the 2007 Plan.
In order to motivate and retaining personnel, the Compensation Committee pulled forward the 2019 annual grants to December 10, 2018, and, on that date, granted stock options and restricted stock to executive and non-executive officer employees under the 2007 Plan. On December 10, 2018, the Compensation Committee granted Mr. Hanzlik 37,500 shares of restricted stock and a stock option to purchase 75,000 shares of our common stock and the Compensation Committee granted Mr. Ristow 25,000 shares of restricted stock and a stock option to purchase 50,000 shares of our common stock. Like the other awards granted under the 2007 Plan, each option has an exercise price equal to the fair market value of our common stock as of the grant date, each option vests with respect to 25% of the shares underlying the option on the first four anniversaries of the date of grant, and the restrictions on the restricted stock award will lapse with respect to 25% of the shares underlying award on the first four anniversaries of date of grant.
All stock options granted in 2018 have an exercise price of the fair market value of our common stock on the date of grant. The date of grant is determined under the 2007 Plan by reference to the closing market price of our common stock on the date the Compensation Committee meets (or takes action in writing in lieu of meeting) and determines the award recipient, the number of shares underlying stock option awards and the other material terms of the stock option grant, or such future date specified as the grant date by the Compensation Committee when all material terms of the stock option grant are determined.
Our policy is to grant equity awards at a time that Qumu’s directors and executive officers are not in possession of material, non-public information and during the periods of time that trading would be permitted under our trading policy, which is referred to above as an “open window period.”
Consideration of 2018 Say-on-Pay Vote
The say-on-pay proposal presented at the 2018 Annual Meeting of Shareholders received approximately 78% approval by our shareholders. We continue to seek out and welcome feedback from shareholders relating to our compensation programs and practices. Based upon the 2018 Annual Meeting say-on-pay vote and the feedback subsequent to the 2018 Annual Meeting, we believe that shareholders support our efforts to strengthen the connection between executive pay and performance. The Compensation Committee looks forward to the say-on-pay vote at this 2019 Annual Meeting as a way to gain additional information as it considers executive compensation philosophy, policies and practices for the remainder of 2019 and beyond.

Consideration of Risk in Compensation
The Compensation Committee believes that promoting the creation of long-term value discourages behavior that leads to excessive risk. The Compensation Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risks:

•	Our long-term equity incentives are at the discretion of the Compensation Committee and are granted pursuant to a disciplined process.

•
Stock options become exercisable over a four-year period and remain exercisable for up to seven years from the date of grant, and restricted shares vest over periods up to four years, encouraging executives to look to long-term appreciation in equity values.

•
The performance stock units granted in 2018 have multi-year performance goals and after the shares are earned, they are issued as restricted stock with an additional one-year vesting. These features encourage executives to drive long-term performance.

•	We balance short- and long-term decision-making with our annual cash incentive program, equity awards that vest over four years, and multi-year performance periods for our performance stock units.

•	Because of our stock ownership guidelines, our executive officers could lose significant value if our stock price were exposed to inappropriate or unnecessary risks.

•
The metrics used to determine the incentive pay to a named executive officer under the 2018 Incentive Plan balanced quarterly and annual adjusted EBITDA performance measures. In this way, we incentivize disciplined growth and prudent expense management on a quarter-by-quarter and annual basis.

•
The incentive pay amounts under the 2018 Incentive Plan cannot exceed 150% of the executive officer’s target amount, no matter how much performance exceeds the maximum levels of the performance goals. This feature was designed to limit windfalls.

•
Through our 2007 Plan, the Compensation Committee has the right to “claw back” stock incentives or cash incentives from a participant or to seek repayment from a participant through a variety of means in certain circumstances such as certain restatements of our financial statements, certain terminations of employment, and breach of an agreement between us and the executive officer. These “claw back” features are applicable to the 2018 Incentive Plan and to all equity awards granted in 2018.

•
Our corporate compliance systems and policies, which are overseen by the Audit Committee, further mitigate against excessive or inappropriate risk taking. For example, our insider trading policy prohibits executive officers from purchasing Qumu securities on margin, hedging Qumu securities, borrowing against any account in which Qumu securities are held, pledging Qumu securities as collateral for a loan, or engaging in monetization transactions.

Based on their consideration of these and other factors, the Compensation Committee concurred with our management’s determination that none of its compensation policies and practices is reasonably likely to have a material adverse effect on Qumu.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee during the last fiscal year.

Summary Compensation Table
The following table shows, for Vern Hanzlik, who served as our Chief Executive Officer in 2018, and David G. Ristow, who served as our Chief Financial Officer in 2018 (together referred to as our “named executive officers”), information concerning compensation earned for services in all capacities during the years indicated.

Name and Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compen-sation (2)	All Other Compen- sation (3)	Total
Vern Hanzlik President and Chief Executive Officer	2018	$390,800	$234,934	$92,755	$—	$15,463	$733,952
	2017	$390,800	$109,618	$76,773	$—	$17,745	$594,936
David G. Ristow (4) Chief Financial Officer	2018	$275,000	$53,143	$61,837	$43,052	$21,089	$454,121
	2017	$12,516	$68,400	$194,611	$—	$—	$275,527

(1)
Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 7 to our consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K for the year ended December 31, 2018. For 2018, includes $78,555 in stock issued to Mr. Hanzlik in lieu of a cash payment of under the 2018 Incentive Plan.

(2)
Represents the amounts paid in cash to the named executive officers under the short-term cash incentive compensation program for the year noted, except as noted in the footnote above. All amounts are reported for the year in which the related services were performed, although may be paid in the following year.

(3)	Represents the following amounts:

Name	Year	Matching Contributions to 401(k) Plan	Insurance Premiums
Vern Hanzlik	2018	$8,908	$6,555
	2017	$7,950	$9,795
David G. Ristow	2018	$6,197	$14,892
	2017	$—	$—

(4)
Effective December 15, 2017, Mr. Ristow was hired as our Chief Financial Officer after serving as our Interim Chief Financial Officer on a consulting basis beginning November 7, 2017. Accordingly, information for 2017 represents a partial year. Salary information does not include amounts paid to Salo, LLC for the provision of Mr. Ristow’s services as Interim Chief Financial Officer. We paid Salo, LLC $245 per hour for Mr. Ristow’s services or $109,117 in the aggregate for his consulting services prior to being hired.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning option and stock awards outstanding to the named executive officers at December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexer-cisable (1)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (2)
Vern Hanzlik	100,000	—	$6.62	11/26/2019	—	—	—	—
	50,000	—	$6.92	12/10/2019	—	—	—	—
	45,000	15,000	$3.11	11/11/2022	—	—	—	—
	18,750	56,250	$1.90	3/8/2024	—	—	—	—
	—	75,000	$2.1257	12/10/2025	—	—	—	—
	—	—	—	—	72,581	$137,904	—	—
	—	—	—	—	—	—	50,000	$95,000
David G. Ristow	37,500	112,500	$2.28	12/15/2024	—	—	—	—
	—	50,000	$2.1257	12/10/2025	—	—	—	—
	—	—	—	—	47,500	$90,250	—	—
	—	—	—	—	—	—	30,274	$57,521

(1)
Options vest and become exercisable in equal installments on the first four anniversaries of the date of grant or hire date and the expiration date of each option is the seven-year anniversary of the date of grant of such option.

(2)	Value based on a share price of $1.90, which was the closing sales price for a share of our common stock on the Nasdaq Capital Market on December 31, 2018.

(3)
Represents performance stock units approved by the Compensation Committee on March 23, 2018. As of December 31, 2018, none of the performance stock units were earned or vested. The Compensation Committee made determinations effective March 5, 2019 in respect of these performance stock units and the performance criteria for the 2018 performance period. Of the 50,000 performance stock units issued to Mr. Hanzlik and of the 30,274 performance stock units issued to Mr. Ristow, we issued 33,333 shares and 20,182 shares, respectively, in settlement of their performance stock units on March 5, 2019. As provided in and subject to the terms of the award agreements, the shares issued will be restricted from transfer for a period of 364 days following issuance and are subject to forfeiture for termination of employment.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation
Our practice has been to enter into a standard form of letter agreement relating to severance and change in control benefits (the “letter agreement”) with each person appointed by the Board as an executive officer. As of December 31, 2018, Messrs. Hanzlik and Ristow are parties to the letter agreement, which is summarized below.
The Compensation Committee believes that severance and change in control arrangements for the named executive officers are consistent with competitive pay practices, aid in the recruitment and retention of executive officers, and provide incentives for executive officers to grow our business and maintain focus on returning value to shareholders. The Compensation Committee believes that providing protection to executive officers whose employment is terminated in connection with a change in control strikes an appropriate balance among the interests of our executive officers and the interests of others in a change in control transaction. In particular, the Compensation Committee believes that these arrangements are appropriate in part because the benefits under the agreement are only payable upon termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason, and that the severance and change in control benefits are conditioned upon compliance with non-disclosure and non-competition agreements.

The terms “cause,” “good reason,” and “change in control,” used in the letter agreement are defined as follows:

Term	Definition
Cause
•    The failure by the executive officer to use his or her best efforts to perform the material duties and responsibilities of his or her position or to comply with any material policy or directive Qumu has in effect from time to time, provided the executive officer shall have received notice of such failure and have failed to cure the same within thirty days of such notice.
•    Any act on the part of the executive officer which is harmful to the reputation, financial condition, business or business relationships of Qumu, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Qumu employee or harmful to the reputation or business relationships of the executive officer.
•    A material breach of the executive officer’s fiduciary responsibilities to Qumu, such as embezzlement or misappropriation of Qumu funds, business opportunities or properties, or to any of our customers, vendors, agents or employees.
•    Conviction of, or guilty plea or nolo contendere plea by the executive officer to a felony or any crime involving moral turpitude, fraud or misrepresentation.
•    A material breach of the executive officer’s Nondisclosure and Noncompetition Agreement with Qumu.

Good Reason
Good Reason for the twelve-month period following a Change in Control shall mean, without your express written consent, any of the following:
(i) a material diminution of your authority, duties or responsibilities with respect to your position immediately prior to the Change in Control, or
(ii) a material reduction in your base compensation as in effect immediately prior to the Change in Control;
(iii) a material reduction in your opportunity to earn a cash bonus under the annual short-term incentive compensation plan of Qumu in which you participate as in effect immediately prior to the Change in Control (for the avoidance of doubt, specifically excluding any reduction in your opportunity to earn a cash bonus under any long-term incentive compensation plan of Qumu in which you participate);
(iv) a material reduction in the authority of the person to whom you report (or a change in your reporting directly to the Board of Directors, if applicable);
(v) a material change in the geographic location at which you must perform services for Qumu; and
(vi) any other action or inaction that constitutes a material violation of this Agreement by Qumu;
provided that no such termination for Good Reason shall be effective unless: (A) you provide written notice to the Chair of the Board of Directors of the existence of a condition specified in paragraphs (i) through (v) above within 90 days of the initial existence of the condition; (B) Qumu does not remedy such condition within 30 days of the date of such notice; and (C) you terminate your employment within 90 days following the last day of the remedial period described above.

Change in Control
Change in Control of Qumu shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Qumu is then subject to such reporting requirement, including without limitation, if:
•    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Qumu representing 20% or more of the combined voting power of Qumu’s then outstanding securities (other than an entity owned 50% or greater by Qumu or an employee pension plan for the benefit of the employees of Qumu);
•    there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this letter agreement, constituted the Board of Directors of Qumu; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or
•    Qumu disposes of at least 75% of its assets, other than (X) to an entity owned 50% or greater by Qumu or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of Qumu immediately prior to the disposition in substantially the same percentage or (Y) as a result of a bankruptcy proceeding, dissolution or liquidation of Qumu.

The letter agreement provides that if the executive officer’s employment is terminated without cause (other than during the twelve-month period following a change in control), the executive will be entitled to payments of the executive officer’s regular base salary for a period of twelve months. The executive officer will also be paid an amount equal to the average of the prior three calendar years’ short-term incentive bonus amount received by the executive. The short-term incentive bonus amount will be paid in twelve equal installments consistent with our regular payroll practices. We also will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.
Under the letter agreements, if a change in control occurs, but the named executive officer’s employment is not terminated within twelve months of the change in control, the executive is not entitled to any payment or benefit under the letter agreements.
The letter agreement provides that if a change in control occurs and within twelve months of the change in control the named executive officer’s employment is terminated by us without cause or by the executive for good reason, we must pay the executive a cash severance payment. The severance payment is payable within sixty days of the date of termination and will be equal to 100% of the sum of the executive’s annual base salary and his “target bonus” in effect on such date (without giving effect to any reduction that results in the executive’s termination for good reason). The “target bonus” is the cash amount under all our short-term annual incentive compensation plans in which the executive participates, waiving any condition for payment to the executive and assuming that the performance goals for the period were achieved at the 100% level. We will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.
These salary continuation and change in control benefits are conditioned upon the named executive officer’s execution of a general release and compliance with a nondisclosure and non-competition agreement. Further, in the event that the vesting of options upon a change in control, together with all other benefits provided by the letter agreement, would result in all or a portion of such amount being subject to excise tax then the executive will be entitled to either the full amount of the payments or value of benefits under the letter agreement or such lesser amount as determined by us that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by the named executive officer of the greatest amount on an after-tax basis.
Additionally, if the amounts payable under the letter agreement would be subject to the requirements of Section 409A of the Internal Revenue Code, we may amend the letter agreement as we may determine, including to delay the start of any payment as provided in the letter agreement, amend the definition of change in control, and amend the definition of disability. In the event any such payment is so delayed, the amount of the first payment to the executive officer will be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.
If the named executive officer resigns (other than for good reason during the twelve month period following a change in control), if we terminate the named executive officer’s employment for cause, or if the named executive officer’s employment terminates as a result of death or disability, the named executive officer is entitled to receive the named executive officer’s base salary accrued but unpaid as of the date of termination, but is not entitled to receive any salary continuation benefit thereafter.
Additionally, under the 2007 Plan, all stock options held by the named executive officers will immediately vest upon a change in control and if the agreements effectuating the change in control do not provide for the assumption or substitution of restricted stock awards, the restrictions will lapse on the restricted stock to the extent these restrictions have not already lapsed under the terms of the restricted stock award agreement.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
At the time of the 2017 Annual Meeting of Shareholders, our Board determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every year and shareholders supported annual say-on-pay votes at the 2017 Annual Meeting of Shareholders. Accordingly, we are asking our shareholders to cast an advisory vote on named executive officer compensation at this 2019 Annual Meeting.
Our compensation policies and determinations in 2018 were influenced by a variety of factors, most notably our continued efforts to align pay and performance and the development of pay programs for the named executive officers that reflect the performance of our business.
Shareholders are encouraged to read the Executive Compensation section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about 2018 compensation of our named executive officers. Shareholders are also encouraged to read “Executive Compensation – Explanation of Compensation – Consideration of 2018 Say-on-Pay Vote” for an explanation of the impact of last year’s say-on-pay vote.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of Qumu Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in Qumu’s proxy statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
Vote Required
The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote is required to approve Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date. Pursuant to the amended standstill agreement, Harbert will vote all of the shares of our common stock that it beneficially owns in favor of this Proposal 2. Proxies will be voted in favor of this proposal unless otherwise indicated.
While this vote is advisory, and not binding on the Compensation Committee or the Board, it will provide valuable information to us that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of 2019 and beyond.
The Board Recommends
Shareholders Vote FOR
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation
_______________________

DIRECTOR COMPENSATION
Our non-employee directors received the following amounts for Board and committee service during 2018:

•	an annual retainer of $38,000;

•	an additional retainer of $16,000 for our non-executive Chairman of the Board, Robert F. Olson;

•	an annual retainer of $6,000, $4,000 and $3,000 for members of the Audit, Compensation and Governance Committees, respectively; and

•	an additional annual retainer of $8,000, $8,000 and $3,000 for the chairs of the Audit, Compensation and Governance Committees, respectively.
For directors who are not employees, the 2007 Plan provides for a grant of a discretionary number of shares of restricted stock, restricted stock units, or non-qualified stock options or a combination of any on each director’s election and re-election at the annual shareholder meeting, not to exceed 25,000 shares. Under this provision of the 2007 Plan, each non-employee director elected or re-elected at the 2018 Annual Meeting, Messrs. Fishback, Madison, Olson, Cox and Lucas and Ms. Nelson, received 25,000 restricted stock units. Each restricted stock unit represents a contingent right to receive one share of our common stock. The restricted stock units vest in full on the first business day prior to the Annual Meeting of Shareholders next following the date of grant provided the director continues to provide services to us on that date, subject to certain exceptions. Directors may elect to defer receipt of the shares to the earlier of January 1 of the 3rd to 10th year following the date of grant or the first January 1 following the date of separation of service from Qumu. Any restricted stock units the director does not elect to defer will be paid within 90 days following the date the restricted stock units first vest.
On February 27, 2019, upon the recommendation of the Compensation Committee, the Board approved an award of restricted stock units under the 2007 Plan to each non-employee director re-elected at the Annual Meeting. The grant date will be the date of the Annual Meeting and the number of shares underlying the restricted stock unit award will be equal to $80,000 divided by the fair market value of our common stock on the grant date, rounded down to the nearest whole share, up to a maximum of 25,000 shares. These restricted stock units will be subject to the same vesting terms and deferral option as those granted on the date of the 2018 Annual Meeting.
The following table shows the cash and other compensation paid by us to each of our directors for 2018. Vern Hanzlik, who served as a director and executive officer in 2018, did not receive compensation as a director during 2018. For 2018, the retainers for Mr. Netter’s service were paid to Dolphin at Mr. Netter’s direction and are reflected below.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Robert F. Olson	$44,575	$54,250	$98,825
Neil E. Cox	$35,250	$54,250	$89,500
Daniel R. Fishback	$37,500	$54,250	$91,750
Kenan Lucas	$36,817	$54,250	$91,067
Thomas F. Madison	$37,500	$54,250	$91,750
Kimberly K. Nelson	$41,250	$54,250	$95,500
Donald T. Netter (3)	$16,125	$—	$16,125
Justin A. Orlando (3)	$17,200	$—	$17,200

(1)	Represents cash retainer and meeting fees for 2018 as described above.

(2)
Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 9 to our consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K for that year.

(3)	Retired from the Board at the 2018 Annual Meeting of Shareholders held on May 10, 2018.
The aggregate number of shares underlying stock options outstanding at December 31, 2018 held by directors then serving was: Mr. Hanzlik, 360,000 shares; Mr. Fishback, no shares; Mr. Madison, no shares; Ms. Nelson, no shares; Mr. Olson, no shares; Mr. Lucas, no shares; and Mr. Cox, no shares. Each non-employee director also held 25,000 unvested restricted stock units as of December 31, 2018 that will vest on May 8, 2019, subject to deferral elections described above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since the beginning of 2018, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest except that in October 2018, our subsidiary in the United Kingdom hired Max Garth as our senior corporate counsel. Mr. Garth is the stepson of Vern Hanzlik, our Chief Executive Officer and director. Mr. Garth’s annual base salary for 2018 was £110,000 and he was eligible to receive bonus, equity and employment benefits available to similarly situated employees, which, together with base salary, exceeded $120,000. The employment relationship with Mr. Garth was reviewed and approved in advance by the Audit Committee as provided in the Audit Committee’s charter and our related person transaction approval policy described below.
The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct or indirect material interest. Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.
We also have adopted a related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification by the Audit Committee of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of a class of our equity securities, are required to report their ownership of our equity securities and any changes in such ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any delinquent filing of such reports and any failure to file such reports during the year ending December 31, 2018.
Based upon information provided by our officers and directors, we believe that all officers, directors and 10% shareholders filed all reports on a timely basis in year 2018.

PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 19, 2019, we engaged RSM US LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019 and to perform other appropriate audit-related and tax services. Also on March 19, 2019, we dismissed KPMG LLP as our independent registered public accounting firm. Both the engagement of RSM US LLP and the dismissal of KPMG LLP were approved by the Audit Committee, which has sole authority and responsibility with respect to the selection, engagement and dismissal of our independent registered public accounting firm.
The Audit Committee is submitting the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2019 for ratification as part of this Proposal 3. In the event the shareholders do not ratify the reappointment of RSM US LLP, the Audit Committee will reconsider the selection.
Vote Required
The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote is required to approve Proposal 3: Ratification of the Appointment of RSM US LLP, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date. Pursuant to the amended standstill agreement, Harbert will vote all of the shares of our common stock that it beneficially owns in favor of this Proposal 3. Proxies will be voted in favor of this proposal unless otherwise indicated.
The Board of Directors Recommends
Shareholders Vote FOR
Proposal 3: Ratification of the Appointment of RSM US LLP
_______________________

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Accountant Fees and Services
On March 19, 2019, we engaged RSM US LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019 and to perform other appropriate audit-related and tax services. Also on March 19, 2019, we dismissed KPMG LLP as our independent registered public accounting firm.
During the fiscal year ended December 31, 2018 and the subsequent interim period through March 19, 2019, there were no disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused it to make reference thereto in its reports on the financial statements for such years. During the fiscal year ended December 31, 2018 and the subsequent interim period through March 19, 2019, there were no reportable events (as defined in Item 304(a)(1)(v)) of Regulation S-K). The report of KPMG LLP on the financial statements for each of the fiscal year ended December 31, 2018 did not contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles except as follows: KPMG’s report on our consolidated financial statements as of and for the years ended December 31, 2018 and 2017, contained a separate paragraph stating “As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for revenue in 2018 due to the adoption of FASB Accounting Standards Codification (Topic 606), Revenue from Contracts with Customers.”
During the fiscal year ended December 31, 2018 and the subsequent interim period through March 19, 2019, we did not consult with RSM US LLP regarding any matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

The following is an explanation of the fees billed to us by KPMG LLP for the following categories of professional services rendered for the years ended December 31, 2018 and December 31, 2017.

	Fees
Category	2018	2017
Audit fees (1)	$301,400	$450,000
Audit related fees (2)	5,000	—
Tax services (3)	114,300	105,400
Other (4)	—	—
Total	$420,700	$555,400

(1)
Services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q and work relating to our internal controls over financial reporting, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Assurance and related professional services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.”

(3)	Services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns.

(4)	Fees other than those described above.
Audit Committee Pre-Approval Procedures
We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $25,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.
All of the services described above for 2018 were pre-approved by the Audit Committee or a member of the Audit Committee before KPMG LLP was engaged to render the services.
SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2020 Annual Meeting of Shareholders, the proposal must be received by the Secretary of Qumu Corporation in writing at our corporate offices, 510 1st Avenue North, Suite 305, Minneapolis, Minnesota 55403, no later than December 11, 2019.
Pursuant to our bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than December 11, 2019. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the section of this proxy statement entitled “Corporate Governance — Director Nominations” and in our bylaws. If we receive notice of a shareholder proposal after December 11, 2019, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2019 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.
OTHER BUSINESS
At the date of this proxy statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Vern Hanzlik
President and Chief Executive Officer
Minneapolis, Minnesota
April 9, 2019

QUMU CORPORATION
510 1ST AVE. NORTH, SUITE 305
MINNEAPOLIS, MN 55403

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/QUMU2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E74884-P17814

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

QUMU CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Vern Hanzlik
02) Robert F. Olson
03) Neil E. Cox
04) Daniel R. Fishback
05) Kenan Lucas
06) Thomas F. Madison

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E74885-P17814

QUMU CORPORATION
Annual Meeting of Shareholders
Thursday, May 9, 2019 10:30 a.m. CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Vern Hanzlik and David Ristow, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Qumu Corporation Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 10:30 a.m. Central Daylight Time, via a virtual meeting that will be webcast and can be accessed at www.virtualshareholdermeeting.com/QUMU2019, on May 9, 2019 or any adjournment thereof, with all powers that the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side